EXHIBIT 99.1

                                  PRESS RELEASE


                           XECHEM INTERNATIONAL, INC.

            XECHEM ANNOUNCES REVERSE STOCK SPLIT OF ITS COMMON STOCK

     NEW  BRUNSWICK,  N.J., May 23, 2003 - Xechem  International,  Inc. (OTC BB:
ZKEM) announced today that the Board of Directors has approved a one share for 3,000 share reverse split of its shares of Common Stock. A reverse split was previously approved by holders of a majority of Xechem's voting stock, subject to the Board setting the amount of the split. Dr. Ramesh C. Pandey, Xechem's President and Chief Executive Officer, stated, "We have determined that it is in the best interest of Xechem and its stockholders to effect a reverse split of our Common Stock. From January 1, 2002 to today, the closing bid price for the Common Stock on the OTC Bulletin Board ranged from $0.02 to $0.0001 per share and the closing bid price has remained at $0.0001 per share for the last several weeks. We believe that such a low quoted market price per share is discouraging potential new investors, increasing market price volatility and decreasing the liquidity of the Common Stock. The reverse split, based on the trading price of $0.0001 per share, should result in an initial trading price at or approaching $0.30. We are working to finalize all documentation necessary to affect the reverse split, with a view to having the first day of trading, post split, to be May 28, 2003."

     "After the reverse split, we will send you information about obtaining a new stock certificate to replace your pre-split certificate. Stockholders holding less than 3,000 shares will receive payment for their shares, based upon the closing price of our Common Stock on the last trading day prior to the effective date of the reverse split. For example, if the last trading price is $0.0001, your payment for fractional shares would be based on $0.30 per share."

     "We believe that the current per share price level of the Common Stock has reduced the effective marketability of the Common Stock because of the reluctance of many brokerage firms to recommend low priced stock to their clients."

     Another factor in the Company's decision to effectuate the reverse split is that we have had discussions with members of the investment banking community who have indicated to us that the low trading price of our Common Stock makes it unattractive to most investors and that if such investment bankers agree to assist us in raising additional funds (and no investment banker has agreed to do so), one of the conditions to making that agreement will be that we effect the reverse split. We cannot guarantee that if the reverse split is effected, we will be able to raise additional capital; however, we believe that if the reverse split is not effected, our ability to raise additional capital will be greatly reduced. As we have disclosed recently in press releases, we believe that we have an exciting opportunity to generate revenues from NICOSAN(TM), in connection with the treatment of Sickle Cell Disease (SCD). Accordingly, the Company will need additional funding to take advantage of this opportunity and we believe that an increased trading price of our Common Stock may heighten our ability to obtain additional funding needed to finance this project." The market opportunity for NICOSAN(TM) in Nigeria at a

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five percent (5%)  penetration  could result in first year revenue  estimates in excess of $20 million dollars. The Company is also in final preparation of its Pre-IND meeting with the FDA for HEMOXIN(TM) (the US clinical version of NICOSAN(TM)).

     "For all the above reasons, we believe that the reverse split is in our best interests and the interests of our stockholders."

     Xechem is a bio-pharmaceutical company engaged in the research, development and production of generic and proprietary drugs from natural sources, specializing in the development of difficult to replicate anti-cancer, anti-viral (including AIDS) and anti-fungal compounds.

     For further information, contact Ramesh C. Pandey, Ph.D., President & CEO, at (732) 247 - 3300.


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This news release may contain  certain  forward-looking  statements  relating to
Xechem's future business performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties, including the ability of the Companies to successfully develop and commercialize their technologies, and other factors that may cause the actual results, performance or achievements of the Companies to be materially different from any future results, performance or achievements of the Companies expressed or implied by such forward-looking statements.

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